AMENDED APPENDIX B – LIST OF APPLICABLE FUND(S)

Neiman Large Cap Value Fund

Advisors Capital Total Return – Equity Fund

Advisors Capital Small/Mid Cap Fund

Advisors Capital Tactical Fixed Income Fund

Advisors Capital Active All Cap Fund
Advisors Capital Growth Fund

Advisors Capital International ETF Fund

Advisors Capital Small Cap Blend Fund
Advisors Capital Large/Mid Cap Value Fund
Advisors Capital VG Diversified Equity Fund
Advisors Capital AF Capital Appreciation Fund

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